Amendment No. 1 to Distribution Agreement

            This Amendment No. 1 to the Distribution Agreement (this “Amendment”), dated December 19, 2013 is entered into between Westcore Trust, a Massachusetts Business Trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

            WHEREAS, the Trust and Distributor entered into a Distribution Agreement dated November 1, 2011 (the “Agreement”); and

            WHEREAS, the Trust and Distributor wish to amend the Agreement to (i) include a new series of the Trust, (ii) include new names for certain series of the Trust and (iii) reflect the reorganization of the Westcore Small-Cap Opportunity Fund into the Westcore Small-Cap Value Dividend Fund.

            NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          The first clause of Exhibit A of the Agreement shall be deleted in its entirety and replaced with the following:

“You, ALPS Distributors, Inc., are currently the distributor of shares of beneficial interest (the “Shares”) of the Trust’s Westcore Growth Fund, Westcore Plus Bond Fund, Westcore MIDCO Growth Fund, Westcore Blue Chip Dividend Fund, Westcore Flexible Income Fund, Westcore Colorado Tax Exempt Fund, Westcore Mid Cap Value Dividend Fund, Westcore International Small-Cap Fund, Westcore Select Fund, Westcore Small-Cap Growth Fund, Westcore Small Cap Value Dividend Fund and Westcore Micro-Cap Opportunity Fund (together, the “Funds”).  This Agreement confirms that in consideration of the agreements hereinafter contained, the Trust has agreed that you shall be (or continue to be, as the case may be) for the period of this Agreement the distributor of Shares of the Funds.”

2.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Todger Anderson	By: /s/ Thomas A. Carter
Name: Todger Anderson	Name: Thomas A. Carter
Title: President	Title: President